Soliton, Inc.
5304 Ashbrook Drive
Houston, TX 77081

Soliton Reports First Quarter 2020 Results
Conference Call Today at 8:30am ET

May 14, 2020 – Houston, TX – Soliton, Inc., (Nasdaq: SOLY) (“Soliton” or the “Company”), a medical device company with a novel and proprietary platform technology, today reported financial results for the first quarter ended March 31, 2020.

Recent Company Highlights:
•Announced new strategic launch plan of next generation Rapid Acoustic Pulse (RAP) device expected to incorporate cellulite capability, if cleared by the FDA
•Received FDA clearance of Special 510(k) Premarket Notification for the Generation 2 RAP device
•Granted key US patent, deepening broad IP portfolio for FDA cleared RAP technology with over 100 patents issued or pending.

First Quarter Company Milestones:
•Completed follow-up visits of all pivotal cellulite clinical trial patients; results to be presented at virtual American Academy of Dermatology 2020 Conference in mid-June 2020
•Entered into a Manufacturing Services Agreement with leading integrated manufacturing solutions provider to manufacture RAP device and replaceable cartridges
•Completed 12-week keloid and hypertrophic scar proof-of-concept clinical trial with positive results

Dr. Chris Capelli, Soliton’s President, CEO and co-founder, commented, “Although the first quarter of 2020 was largely governed by the unprecedented COVID-19 pandemic, Soliton continued to achieve a number of significant milestones, including FDA clearance of the Special 510(k) premarket notification for the Generation II RAP device and the completion of both the 12-week keloid and hypertrophic scar proof-of-concept study and the pivotal cellulite clinical trial. We plan to present the results of the cellulite trial at the virtual AAD Conference expected to be held in mid-June 2020. The results of this study will support our anticipated 510(k) filing with the FDA for the treatment of cellulite during the second quarter. Our focus remains on executing our revised U.S. commercialization plans, adapted as a result of the COVID-19 crisis and now strategically incorporating both tattoo removal and cellulite treatment into a Generation II RAP device. We remain optimistic the aesthetic and financial markets will recover and look forward to providing details of our future U.S. commercial launch once conditions have stabilized for our dermatology customers.”

First Quarter 2020 Financial Results:
Operating expenses for the first quarter ended March 31, 2020 were $3.3 million, as compared to $2.4 million in the first quarter 2019. The increase was primarily attributable to higher research and development expenses resulting from increases in spending with development partners and costs related to clinical trials.

Net loss for the first quarter ended March 31, 2020 was $3.3 million, or $0.19 basic and diluted net loss per share, compared with net loss of $3.4 million, or $0.43 basic and diluted net loss per share, for the first quarter 2019.

Total cash was $7.7 million as of March 31, 2020, compared to $12.1 million as of December 31, 2019. The Company’s cash, cash equivalents and restricted cash on hand is sufficient to fund the Company’s operations into December 2020 but not beyond.

Conference Call Details:
Management will host a conference call and live webcast to discuss Soliton’s financial results at 8:30 a.m. ET today. A question and answer session will follow management remarks.

The dial-in numbers for the conference call are (833) 423-0479 for domestic callers and (918) 922-2373 for international callers. The conference ID is 8193636.

A replay of the call will be available following its completion through May 21, 2020. To access the replay, dial (855) 859-2056 for domestic callers and (404) 537-3406 for international callers and use the replay conference ID 8193636.

A live audio webcast of the call will be available on the Investor Relations page of the Soliton, Inc. website, https://ir.soliton.com. A replay of the webcast will be archived on Soliton’s website for 30 days following the completion of the call.

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About Soliton, Inc.

Soliton, Inc. is a medical device company with a novel and proprietary platform technology licensed from The University of Texas MD Anderson Cancer Center. The Company's first FDA cleared commercial product will use rapid pulses of acoustic shockwaves as an accessory to lasers for the removal of unwanted tattoos. The Company is based in Houston, Texas, and is actively engaged in bringing the Rapid Acoustic Pulse ("RAP") device to the market. The Company believes this "Soliton" method has the potential to lower tattoo removal costs for patients, while increasing profitability to practitioners, compared to current laser removal methods.  Soliton is investigating potential additional capabilities of the RAP technology in clinical and preclinical testing, including the potential to improve the appearance of cellulite by creating mechanical stress at the cellular level and inducing significant collagen growth and the potential to treat keloid and hypertrophic scars by targeting the stiffened environment in the intracellular matrix.

For more information about the Company, please visit:  http://www.soliton.com

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the ability to successfully complete the clinical trials planned for 2020 and to report data from such trials on a timely basis, to submit our FDA filing for the treatment of cellulite in the second quarter of 2020 and to receive FDA clearance for such indication, to effectively commercialize our products, and the ability of the RAP device to successfully treat cellulite and fibrotic scars. These statements relate to future events, future expectations, plans and prospects. Although Soliton believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Soliton has attempted to identify forward-looking statements by terminology including ''believes,'' ''estimates,'' ''anticipates,'' ''expects,'' ''plans,'' ''projects,'' ''intends,'' ''potential,'' ''may,'' ''could,'' ''might,'' ''will,'' ''should,'' ''approximately'' or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under in our SEC filings, including under the heading "Item 1A. Risk Factors" in the Form 10-K for year ended December 31, 2019 we filed with the SEC on March 2, 2020 and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. Soliton undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

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